UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________
FORM 8-A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SunPower Corporation
(Exact name of registrant as specified in its charter)

Delaware	94-3008969
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

77 Rio Robles San Jose, California 95134	95134
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Global Select Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:                           (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of class)

Item 1.	Description of Registrant's Securities to be Registered.

On May 10, 2012, SunPower Corporation, a Delaware corporation (the “Company”), entered into an amendment (the “Amendment”) to the Amended and Restated Rights Agreement, dated as of November 16, 2011 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, as rights agent (the “Rights Agent”). The Amendment changed the Purchase Price (as defined in the Rights Agreement) to $35.00 per right, subject to adjustment, and expanded the definition of “Beneficial Ownership” to include, among other things, certain derivative or synthetic arrangements having characteristics of a long position in the Company's common stock.

The Rights (as defined in the Rights Agreement) are in all respects subject to and governed by the provisions of the Rights Agreement. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as an exhibit hereto and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit Number	Exhibit
4.1
Amendment No. 1, dated as of May 10, 2012, to the Amended and Restated Rights Agreement, dated as of November 16, 2011, by and between the Company and Computershare Trust Company, N.A., as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SUNPOWER CORPORATION

Date: May 10, 2012	By:	/S/ CHARLES D. BOYNTON
	Name:	Charles D. Boynton
	Title:	Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1
Amendment No. 1, dated as of May 10, 2012, to the Amended and Restated Rights Agreement, dated as of November 16, 2011, by and between the Company and Computershare Trust Company, N.A., as rights agent.